Exhibit 99.1
Explanation of Responses:

(1)           These securities are owned of record by Thomas, McNerney & Partners II, L.P. (“TMP II LP”).  Thomas, McNerney & Partners II, LLC (“TMP II LLC”) is the general partner of TMP II LP and has shared voting and dispositive power of the securities held by TMP II LP, but TMP II LLC disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  James E. Thomas, Peter H. McNerney, Alex Zisson, Pratik Shah and Eric Aguiar are the managers of TMP II LLC.  Accordingly they may be deemed to share beneficial ownership of such shares, although each of them disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(2)           These securities are owned of record by TMP Nominee II, LLC (“TMP Nominee II”).  The managers of TMP Nominee II having shared voting and dispositive power over these securities are James E. Thomas and Peter H. McNerney, each of which disclaims beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(3)           These securities are owned of record by TMP Associates II L.P. (“TMP Associates II”).  TMP II LLC is the general partner of TMP Associates II and has shared voting and dispositive power of the securities held by TMP Associates II, but TMP II LLC disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.  James E. Thomas, Peter H. McNerney, Alex Zisson, Pratik Shah and Eric Aguiar are the managers of TMP II LLC.  Accordingly they may be deemed to share beneficial ownership of such shares, although each of them disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(4)           Each share of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Convertible”) is convertible at any time into such number of shares of common stock, par value $0.004 per share (“Common Stock”), of CAS Medical Systems, Inc., a Delaware corporation (the “Company”), as is equal to the quotient of (A) the accreted value of such share as of the conversion date (taking into account the date of the issuance of the applicable share) divided by (B) a conversion price equal to $2.82 as of June 8, 2011, subject to adjustment pursuant to the terms of the certificate of designation setting forth the designations, preferences, limitations and relative rights of the Series A Convertible.  Upon exercising a right to convert a share of Series A Convertible, the holder of such share shall also be entitled to receive either (1) an amount in cash equal to all unpaid accrued dividends thereon through the date of the conversion or (2) a number of shares of Common Stock equal to the quotient obtained by dividing (x) an amount equal to all unpaid accrued dividends thereon through the date of the conversion by (y) the closing price of the Common Stock on the date of the conversion; provided, however the Company shall elect clause (2) to the extent that sufficient lawful funds are not available to pay the amounts required by clause (1) above.  Unless converted or redeemed pursuant to their terms, the Series A Convertible do not expire.  Pursuant to the terms of the Investment Agreement (the “Investment Agreement”), dated as of June 8, 2011, by and between the Company, TMP II LP, TMP Nominee II and TMP Associates II, the Company issued 94,182 shares of Series A Convertible to TMP II LP, 984 shares of Series A Convertible to TMP Nominee II and 334 shares of Series A Convertible to TMP Associates II on June 9, 2011.